Exhibit 99.1


   Emerson Radio Announces Appointment of S & I Electronics Plc as
             Its Master Distributor in the United Kingdom


    PARSIPPANY, N.J.--(BUSINESS WIRE)--Sept. 10, 2003--

           Emerson accelerates expansion into United Kingdom through strong product distribution alliance

    Emerson Radio (AMEX:MSN) today announced a multi-year agreement appointing S & I Electronics Plc, London, England as its master distributor for Emerson(R) branded products in the United Kingdom.
    The agreement contemplates the supply and distribution of Emerson(R) branded products in the United Kingdom (UK) through S & I Electronics Plc's (S&I) existing sales distribution network. The agreement can be expanded to additional European countries already serviced by S&I by mutual agreement and provides for the option to appoint sub-distributors to address niche market sectors in an effort to distribute specialty product categories.
    Geoffrey P. Jurick, Emerson's Chairman and Chief Executive Officer, stated "We have been in discussion with S & I Electronics' management for some time and are pleased to announce an agreement appointing S&I as our master distributor in the UK. The agreement offers Emerson the opportunity to further expand our existing UK sales efforts begun last fiscal year by leveraging affordably priced, stylishly designed Emerson(R) branded products with S&I's established sales marketing and distribution network. Furthermore, this agreement integrates Emerson's existing direct sales efforts with S&I's thus providing for the maximum market exposure that we believe affords a strategic growth opportunity into the UK and the possibility of additional expansion into other European countries."
    Ilyas Mohamed, S&I's Managing Director, stated, "S&I has been interested for some time in developing a strategic alliance with an established consumer electronics supplier such as Emerson Radio. Emerson maintains a strong profile in the United States, but is a comparative newcomer to the UK and European markets. Through this relationship, we want to build consumer awareness of the Emerson(R) brand in the UK and beyond. S&I will work in concert with Emerson's sales, marketing and design teams to develop and sell a range of quality products which will appeal to local markets at affordable prices, that benefit consumers and both our companies."

    This press release other than the historical information, consists of "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) which are identified by the use of words such as "believes," "expects," "projects," and similar expressions. While these statements reflect the Company's current beliefs and are based on assumptions that the Company believes are reasonable, they are subject to uncertainties and risks that could cause actual results to differ materially from anticipated results. These risks and uncertainties are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's reports on Form 10-K, 10-Q and 8-K.

    S & I Electronics Plc is one of the UK's leading consumer electronics distributors, with 23 years experience currently supplying over 2,000 UK retail accounts ranging from small independents to the countries largest retail chains and also has important sales channels to other European and Middle Eastern markets. "The Sunday Times Fast Track 100" (listing fastest growing UK companies) ranked S&I 39 of all UK companies in 2002.

    EMERSON RADIO CORP., founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, throughout the world, full lines of televisions and other video products, microwave ovens, clocks, radios, audio and home theatre products. Its 53.2% owned subsidiary, Sport Supply Group, Inc. (OTC: SSPY) is a direct marketer of sports-related equipment and leisure products to the institutional market, including schools, colleges, universities, government agencies, military facilities, athletic clubs, teams and dealers, youth sports leagues and recreational organizations. Emerson's web site is www.emersonradio.com


    CONTACT: Emerson Radio Corp.
             Kenneth A. Corby, 972-884-2302
                 or
             Investor Relations
             Laura Boorn, 972-884-2302